UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 6, 2013

Commission file number 001-32511
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IHS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13‑3769440 (I.R.S. Employer Identification Number)

15 Inverness Way East
Englewood, CO 80112
(Address of principal executive offices)
(303) 790‑0600
(Registrant's telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2013, (1) the Board of Directors of IHS Inc. (“IHS”) and Mr. Jerre Stead made the mutual decision to transition Mr. Stead from Chairman and Chief Executive Officer of IHS to Executive Chairman, effective as of June 1, 2013 (the “Transition Date”), and (2) the IHS Board of Directors appointed Mr. Scott Key, currently President and Chief Operating Officer of IHS, to President and Chief Executive Officer of IHS, effective as of the Transition Date.

A description of Mr. Key's business experience is contained in the most recent IHS proxy statement made available to stockholders on February 22, 2013. Mr. Key's employment agreement dated October 31, 2007, as previously amended, shall remain in effect, with the compensation modifications described below. Effective on the Transition Date, Mr. Key will receive the following compensation elements, as approved by the Human Resources Committee of the IHS Board of Directors (the “HR

Committee”): (1) an increase in base salary from $675,000 to $830,000, (2) an annual target incentive bonus equal to 100% of base salary, and (3) a promotional equity award of 15,000 performance-based restricted stock units for the three-year performance period ending November 30, 2015.

As Executive Chairman, Mr. Stead will continue as Chairman of the IHS Board of Directors, which will remain an executive role. Effective on April 15, 2013, Mr. Stead will receive an equity award of 10,000 performance-based restricted stock units for the three-year performance period ending November 30, 2015, as approved by the HR Committee. Mr. Stead does not have an employment agreement.

IHS' press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in its entirety.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1    Media release dated April 10, 2013, regarding the Chief Executive Officer Transition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS INC.

April 10, 2013	By:	/s/ Stephen Green
Stephen Green
Executive Vice President, Legal and Corporate Secretary

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